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THE PNC FINANCIAL SERVICES GROUP, INC.                              EXHIBIT 12.2
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



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
                                                                                           Year ended December 31
                                             Nine months ended        -----------------------------------------------------------
Dollars in millions                         September 30, 2000          1999          1998          1997          1996       1995
--------------------------------------------------------------        ------        ------        ------        ------     ------
EARNINGS
Income from continuing operations before taxes          $1,372        $1,788        $1,651        $1,595        $1,488       $621
Fixed charges and preferred stock dividends
   excluding interest on deposits                          821         1,010         1,188         1,119         1,060      1,451
                                                        ------        ------        ------        ------        ------     ------
     Subtotal                                            2,193         2,798         2,839         2,714         2,548      2,072
Interest on deposits                                     1,200         1,369         1,471         1,457         1,428      1,552
                                                        ------        ------        ------        ------        ------     ------
     Total                                              $3,393        $4,167        $4,310        $4,171        $3,976     $3,624
                                                        ======        ======        ======        ======        ======     ======

FIXED CHARGES
Interest on borrowed funds                                $711          $870        $1,065        $1,019        $1,023     $1,418
Interest component of rentals                               37            44            33            26            27         27
Amortization of notes and debentures                         1             1             1             1             1          1
Distributions on Mandatorily Redeemable Capital
   Securities of Subsidiary Trusts                          50            65            60            43             1
Preferred stock dividend requirements                       22            30            29            30             8          5
                                                        ------        ------        ------        ------        ------     ------
    Subtotal                                               821         1,010         1,188         1,119         1,060      1,451
Interest on deposits                                     1,200         1,369         1,471         1,457         1,428      1,552
                                                        ------        ------        ------        ------        ------     ------
    Total                                               $2,021        $2,379        $2,659        $2,576        $2,488     $3,003
                                                        ======        ======        ======        ======        ======     ======

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
   STOCK DIVIDENDS
Excluding interest on deposits                            2.67 x        2.77 x        2.39 x        2.43 x        2.40 x     1.43 x
Including interest on deposits                            1.68          1.75          1.62          1.62          1.60       1.21
==================================================================================================================================
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